Exhibit 10.1.12

SETTLEMENT AGREEMENT

THE UNDERSIGNED

1.

Merus N.V., a public limited liability company (in Dutch: naamloze vennootschap), incorporated under the laws of the Netherlands, having its statutory seat at Utrecht, the Netherlands, registered with the Dutch Trade Register with number 30189136 (the Company);

and

2.	Mr. T. Logtenberg, born on 22 July 1958, residing at Frans van Mierisstraat 121G (1071 RR), Amsterdam (the Director);

each a Party and together, collectively, the Parties.

WHEREAS

A.	The Director entered into a Services Agreement with the Company dated 17 September 2019 with effect from 1 September 2019 (the Services Agreement).

B.	The Director has been appointed as statutory director (in Dutch: statutair bestuurder) of the Company as per 16 June 2003.

C.	The Company has taken the initiative to come to a termination of the Services Agreement effective 1 January 2020.

D.

The Company informed the Director of the above initiative on 25 November 2019 and the Parties entered into discussions on the terms and conditions of an amicable settlement on the termination of the Services Agreement as well as any other issues there may be and wish to lay down the settlement in this settlement agreement (this Agreement).

E.	The Director has obtained legal advice from a lawyer on the content of this Agreement and the consequences thereof.

F.

By means of this Agreement - which is considered to be a settlement agreement within the meaning of article 7:900 et seq. of the Dutch Civil Code (the DCC) - the Parties wish to record and lay down what they exhaustively and comprehensively have established and agreed in respect of the termination of the Services Agreement, with a view to end and prevent any uncertainty or dispute between them as to what applies between them by law, whereby the Parties waive any and all claims and agreements against each other, which might exist or might have existed.

HAVE AGREED AS FOLLOWS

1.	Termination of Services Agreement

1.1.	The Services Agreement shall terminate with mutual consent (in Dutch: eindigt met wederzijds goedvinden) with effect on 1 January 2020 (the Termination Date).

1.2.	The Company confirms that the termination of the Services Agreement is triggered on the Company's initiative and that the Director is nothing to blame in this respect.

2.	Duties

2.1.

Without prejudice to article 1 of this Agreement, the Director resigns as statutory director, President, Chief Executive Officer and Principal Financial Officer of the Company and as President and Director of Merus US, Inc., with effect from 31 December 2019, as evidenced by the letter attached hereto as Annex I, to be signed by the Director simultaneously with this Agreement.

2.2.

The Director shall resign upon first request from the Company from all other functions he holds on behalf of the Company and its affiliated companies and comply with all necessary formalities with regard thereto.

2.3.

Unless otherwise instructed, the Director shall continue to perform his duties pursuant to the Services Agreement and his position as statutory director, whereby the Director shall co- operate to ensure a proper transition of his tasks and duties to his (temporary) successor. If and when the board of the Company decides such, the Director shall be exempt from his duties pursuant to his Services Agreement and position as statutory director with effect from the date of such decision and until the Termination Date.

2.4.

Notwithstanding the provisions under articles 2.1 up to and including 2.3 of this Agreement, the Director shall remain available as an employee of the Company to, if so requested, perform duties for the Company and its affiliated companies concerning the transition of the function of the Director to his (temporary) successor, until ultimately the Termination Date. The Director will be facilitated accordingly and shall perform such duties to the best of his abilities and in a loyal manner.

2.5.

After termination of the Services Agreement the Director shall remain available for assistance and defense in any proceedings against the Company and its affiliated companies, which relate to the period during which the Director was a statutory director of the Company. The reasonable expense of the Director shall, upon proper receipt of written invoices, be compensated by the Company.

3.	Consultancy services after Termination Date

3.1.

Without prejudice to the Director's obligation to remain available pursuant to clause 2.5, during the 12 (twelve) month period immediately following the Termination Date, the Director shall remain available to the Company to answer such questions and/or provide such information and/or consultancy services as may be requested from time to time, within reason, with a view to the transfer of know-how to the Director's successor (the Consultancy Services). For the purpose of concretizing the words "within reason" used in the previous sentence, Parties expect that the performance of the Consultancy Services will involve approximately 5 (five) hours per month.

3.2.

For the avoidance of doubt, Parties specifically intend that the provision of the Consultancy Services by the Director, if so requested, qualifies as the provision of services as defined in Section 7:400 of the Dutch Civil Code.

4.	Compensation

4.1

As a compensation for the termination of the Services Agreement, including the termination of all functions the Director holds on behalf of the Company and its affiliated companies, the Company shall pay the Director a compensation of, in total, an amount equal to 18 (eighteen) months of the Director's base salary (gross), thus constituting an amount of EUR 688,461 gross.

4.2

The compensation referred to in clause 0 shall be paid, under withholding of the required wage tax and social premiums (if any), within 1 (one) month after the Termination Date, by wire transfer to the salary account of the Director as known to the Company.

4.3

The Director acknowledges that the payments and benefits set forth in clause 4.1 and Article 5 of this Agreement represent settlement in full of all payments and benefits owed to the Director by the Company in connection with the termination of the Director’s employment with the Company and the Director shall not be entitled to any additional notice period or continued payment of his base salary pursuant to clause 2.2 of the Services Agreement.

5.	Outstanding benefits

5.1.	Until the Termination Date, the Director shall be entitled to his fixed base salary as referred to in the Services Agreement as well as all other current fringe benefits.

5.2.

The Director shall be entitled to EUR 247,846 in satisfaction of Director’s annual bonus (STI) for the year 2019, which amount will be paid to Director, under withholding of the required wage tax and social premiums (if any), within 1 (one) month after the Termination Date, by wire transfer to the salary account of the Director as known to the Company. In addition, the Company will issue the Director 30.000 RSUs with a vesting period of 18 (eighteen) months, which vesting will commence on January 1, 2020 with the first 1/18th of the RSU vesting on 31 January 2020 and the remainder vesting 1/18th at the end of each month thereafter.

5.3.

Subject to the Director's continued compliance with the terms and conditions of this Agreement, including clause 7.4, and the Company's Employee Proprietary Information and Inventions Assignment Agreement as meant in clause 7.1, the Director's unvested equity awards granted to him under the applicable equity-based long-term incentive plan of the Company (LTIP) will continue to vest under the LTIP until June 30 2021 as if the Director had continued in full time service with the Company through such date and will be further dealt with and settled according to the terms and conditions of the relevant applicable LTIP scheme. In no event shall the Director be eligible to vest in any portion of the LTIP following 30 June 2021.

5.4.

The post-termination exercise period of the Director's options to purchase common shares of the Company as set out in the relevant applicable LTIP will not commence until June 30 2021. The exercise period ends at 31 December 2021. Before this date the Director is free to sell his securities at any time.

5.5.

The Director is advised that the Director should not sell or otherwise transfer any securities of the Company in violation of any lock-up agreement entered into by the Director in connection with registering the offering of any Company securities or while the Director is in possession of material, non-public information about the Company.

5.6.	The Company shall draw up a final statement of indebtedness (in Dutch: eindafrekening) in connection with the termination of the Services Agreement as soon as possible after the Termination Date.

5.7.

The final statement shall include the balance of outstanding days' holiday as of the Termination Date. If there is a positive balance of accrued but untaken holidays, these unused holidays shall be paid out to the Director. If there is a negative balance of holidays taken these holidays will be settled with either the final compensation payment and/or the compensation mentioned in clause 0.

5.8.

The Company shall pay the amounts ensuing from the final statement of indebtedness as referred to in clause 5.6, under withholding of the required wage tax and social premiums (if any), within 1 (one) month after the Termination Date by wire transfer to the Director's salary account as known to the Company.

5.9.

For the avoidance of doubt, the Parties acknowledge that the Director shall not be entitled to any other benefits, compensation, incentive plans or other type of payments, than those explicitly mentioned and provided for in this Agreement. As of the Termination Date, the Director is no longer entitled to and shall not receive any salary (including benefits) anymore.

6.	Insurances & pension

6.1.

At the Termination Date, all insurances and/or schemes in which the Director participates under his Services Agreement shall terminate and cease to be effective, with the exception of the run-off period of any applicable director's liability insurance taken out by the Company for the benefit of its directors and officers.

6.2.	The Director's pension will be settled in accordance with the rules of the pension scheme and pension legislation.

7.	Restrictive Covenants

7.1.

Contemporaneously with the execution of this Agreement, the Director agrees to deliver to the Company an executed version of the Company’s Employee Proprietary Information and Inventions Assignment Agreement that was referred to in his Services Agreement (the “Company's Employee Proprietary Information and Assignment Agreement”) and the Director confirms that the Company's Employee Proprietary Information and Inventions Assignment Agreement shall remain in full force and effect following the date of this Agreement.

7.2.

Without prejudice to the confidentiality provisions of the Company's Employee Proprietary Information and Inventions Assignment Agreement, the Director shall observe confidentiality with respect to all information, know-how and data relating to the Company and its affiliates that is confidential and shall not use any of such information, know-how and data.

7.3.	The Director confirms that he has no intellectual property rights related to the business of the Company and its affiliates.

7.4.

In consideration for the portion of the consideration provided under this Agreement to which the Director is not otherwise entitled, and in order to protect the value of any confidential information of the Company to which the Director was provided access during his employment with the Company, the Director agrees that, from the date hereof and during the 12 (twelve) month period following the Termination Date, the Director will not, directly or indirectly, on Director's own behalf or for the benefit of any other individual or entity: (a) operate, conduct, engage in or own (except as the holder of not more than 1% of the outstanding stock of a publicly-held company), or prepare to operate, conduct, engage in or own any business or enterprise that develops, manufactures, markets, licenses, sells or otherwise provides, or is preparing to develop, manufacture, market, license, sell or otherwise provide any product or service that relates to bispecific, trispecific or other multispecific antibody therapeutics and competes with any product or service developed, manufactured, marketed, licensed, sold or otherwise provided, or planned to be developed, manufactured, marketed, licensed, sold or otherwise provided, by the Company or any of its subsidiaries while Director was providing services to the Company (the Competing Business) or (b) participate in, render services to, or assist any individual or entity that engages in a Competing Business in any capacity (whether as an employee, manager, consultant, director, officer, contractor, or otherwise) (A) which involve the same or similar types of services Director performed for the Company at any time during the last two years of his services to or engagement with the Company or (B) in which Director could reasonably be expected to use or disclose proprietary information of the Com- pany or any of its subsidiaries, in each case (a) and (b) limited to each city, county, state, territory and country in which (x) Director provided services or had a material presence or influence at any time during the last two years of Director's services to or engagement with the Company or (y) the Company or any of its subsidiaries is engaged in or has plans to engage in the Competing Business as of the date hereof.

7.5.

From the date hereof and during the 18 (eighteen) month period following the Termination Date (the Nonsolicitation Restricted Period), Director will not, directly or indirectly, on Director's own behalf or for the benefit of any other individual or entity: (i) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company or any of its subsidiaries to terminate their employment or other engagement with the Company or any of its subsidiaries; (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company or any of its subsidiaries at any time during the term of Director's employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company or any of its subsidiaries has been terminated for a period of six months or longer; (iii) solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company or any of its subsidiaries (served by the Company or any of its subsidiaries during the 12-month period prior to the termination of Director's services to the Company); or (iv) cause or encourage any vendor or supplier to reduce or cease doing business with the Company or any of its subsidiaries. Without limiting the Company's ability to seek other remedies available in law or equity, if Director violates any of the provisions of this clause 7.5, the Nonsolicitation Restricted Period shall be extended by one day for each day that Director is in violation of such provisions, up to a maximum extension equal to the length of the Nonsolicitation Restricted Period, so as to give the Company the full benefit of the bargained- for length of forbearance.

7.6.

If any provision of clause 7.4 or 7.5 shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

8.	Communication; references

8.1.

In view of external statements to be made regarding the Director's departure, the Company will issue a press release as soon as possible after signing of this Agreement or such other date as mutually agreed by the Parties, within the form as laid down in Annex II.

8.2.	It is intended that any internal statements to be made by the Company regarding the Director's departure will have materially the same contents as this external statement (press release).

8.3.

The Director shall observe absolute confidentiality in respect of third parties regarding the contents of this Agreement, unless he is required to disclose information on the grounds of applicable statutory or regulatory provisions. In that case, the Director shall consult the Company about such disclosure in advance.

8.4.

The Parties shall not make negative comments on each other and shall refrain from (co- operating with) any publication or communication made in the public domain with respect to each other; provided, that, the Company's obligations in this regard shall be limited to disparaging statements by officers and directors of the Company and nothing in this section shall preclude the Company (including its officers and directors) from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce the Company's rights under this Agreement.

8.5.	Mr. R. Greig will act as contact person with regard to any references to be given about the person and performance of the Director.

9.	Return company property; right to access records

9.1.

By no later than the Termination Date, the Director shall return to the Company or a person to be designated by the Company, in clean and good condition the company car and all records and property belonging to the Company, including credit cards, access passes, emails, notes and (copies of) any data related to the business of the Company and/or any other group companies or affiliates, including any data on the Director’s personal computer and/or other electronic devices used by and/or in the possession of the Director. The Director may retain his Company-issued laptop computer and cell phone; provided, that the Company shall first have the opportunity to remove all of its confidential information from the laptop computer and cell phone.

9.2.	The Director shall not keep any copies of such data as referred to in clause 9.1 of this Agreement, with the exception of documents related to the Services Agreement.

9.3.

In the event the Director will have to defend himself against one or more claims brought forward with a view to the Director's former capacity as statutory director of the Company, the Director shall have access to the records and minutes of the Company's board of directors (in Dutch: bestuursverslagen) relating to the period that the Director was a statutory director of the Company and/or similar company documents that may be of relevance to the Director for defence against such claim, subject to prior approval by the Company's board, which approval will not be unreasonably withheld or delayed. The Director shall treat any documents accessed pursuant to the previous sentence as strictly confidential and shall not use such documents for any other purposes than defence against the claim at hand.

10.	No issues

The Director declares that he is not aware of any acts or circumstances that are unknown to the Company and its shareholders and could have a materially adverse effect on the Company and/or its affiliates or its business.

11.	Discharge

11.1.

Save for the rights and obligation that arise from this Agreement, the Parties grant each other full and final discharge (in Dutch: finale kwijting) with respect to the Services Agreement as well as the termination thereof; provided, that, nothing in this Agreement is intended to waive or release the Director’s continuing rights (to the extent existing as of the date of this Agreement) to indemnification in accordance with the Company’s Articles of Association or any applicable individual indemnity agreement as in effect on the date of this Agreement.

11.2.

The Parties recognise and confirm that save for the arrangements laid down in this Agreement, no other agreements, claims and/or arrangements exist anymore, at least that any such agreements, claims and/or arrangements will be waived and nullified by this Agreement, which means to regulate and cover all possible arrangements between the Parties, with a view to pursue a termination of the Services Agreement exhaustively.

11.3.

With respect to the termination of the Director's position as statutory director, the Company intends to endeavour that the Director will be proposed for discharge (in Dutch: decharge) on the agenda of the next annual general meeting of shareholders of the Company (which is expected to be held in June 2020), save for facts or circumstances regarding acts and/or omissions of the Director which justify that such proposal will not be made. At the date of this Agreement, there are no facts or circumstances known to the board of directors of the Company which would cause that the Director would not be proposed for discharge or which may be expected to give reason to belief that the discharge, if and when proposed, will be denied by the general meeting of shareholders.

12.	Rescission

To the extent permitted by law, the Parties hereby waive their rights under articles 6:265 to 6:272 inclusive of the DCC to rescind (in Dutch: ontbinden), or demand in legal proceedings the rescission (in Dutch: ontbinding) of this Agreement on the grounds of breach (in Dutch: toerekenbare tekortkoming) or error (in Dutch: dwaling).

13.	Partial invalidity

In the event that an article of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of the Agreement shall continue to be effective to the extent that, in view of this Agreement's substance and purpose, such remainder is not inextricably related to and therefore in severable from the invalid, illegal, not binding or unenforceable provision. The Parties shall make every effort to reach agreement on a new respective article which differs as little as possible from the invalid, illegal, not binding or unenforceable article, taking into account the substance and purpose of this Agreement.

14.	Settlement agreement

This Agreement is considered to be a settlement agreement (in Dutch: vaststellingsovereen- komst) within the meaning of article 7:900 of the Dutch Civil Code.

15.	Legal costs

15.1.	The Company agrees to reimburse legal costs incurred by the Director in connection with entering into this Agreement up to a maximum of EUR 10,500 (net), including office costs and including VAT.

15.2.

The Director should submit the invoice paid by him for legal assistance to the Company as an expense statement, before the Termination Date, after which the Company shall pay the amount stated to the Director up to the maximum referred to in clause 15.1 by transferring it to the Director's salary account as known to the Company.

16.	Entire Agreement

16.1.

This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relative to said subject matter.

16.2.	This Agreement may only be amended in writing and such amendment signed by each of the Parties.

17.	Governing law and competent court

17.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

17.2.	Any dispute in connection with this Agreement shall finally be settled before the competent court of Amsterdam, the Netherlands.

This Agreement is dated 11 December 2019 and may be executed in any number of counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

Thus agreed,

on behalf of Merus N.V.

/s/ R. Greig

name: R. Greig

title: Chair

Mr. T. Logtenberg

/s/ T. Logtenberg

List of Omitted Schedules and Exhibits

The following schedules and exhibits to the Settlement Agreement, dated as of December 11, 2019, by and between Ton Logtenberg and the Registrant have not been provided herein:

Annex I: Resignation as Statutory Director, President, Chief Executive Officer, Principal Financial Officer and Director

Annex II: Press release

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.